Exhibit 99.1

Contacts:

Investor Relations

Scott Gleason, VP Investor Relations

(801) 584-1143

sgleason@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS

Second Quarter Revenue Up 21%; EPS Up 27% — Company Raises EPS Guidance

Salt Lake City, February 5, 2013 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its second fiscal quarter ended December 31, 2012. Revenue for the second fiscal quarter increased 21 percent over the same period in the prior year to $149.1 million. Second fiscal quarter earnings per diluted share were $0.42, an increase of 27 percent over the same period of the prior year.

“We are pleased with the Company’s continued strong financial performance since this represents our sixth consecutive quarter of top line growth exceeding 20 percent,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Myriad remains dedicated to driving revenue growth based on our three major strategic initiatives of expanding our existing markets, extending our international presence, and launching new products.”

Second Fiscal Quarter 2013 Results

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Molecular diagnostic testing revenue in the second fiscal quarter equaled $140.7 million, an increase of 20 percent compared to the prior year period. Revenue from the Oncology segment equaled $90.9 million, an increase of 16 percent over the second fiscal quarter of 2012. Women’s Health revenue totaled $49.8 million, an increase of 27 percent over the same period in the prior year.

•	Revenue from the BRACAnalysis® test, which represented 74 percent of total revenue in the second quarter, was $110.3 million, a 9 percent increase over the same period of the prior year.

•	Revenue from the COLARIS® and COLARIS AP® tests was $12.1 million, representing 8.1 percent of total revenue, an increase of 10 percent compared to the second fiscal quarter of the prior year.

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Revenue from the BART™ test, which represented 10.6 percent of total revenue during the quarter, was $15.8 million, resulting from approximately 65 percent of patients who ordered the BRACAnalysis® test also ordering a BART™ test.

•	Myriad’s other molecular diagnostic tests were $2.5 million which represented 1.7 percent of total revenue.

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Companion diagnostic service revenue in the second fiscal quarter equaled $8.5 million, a 63 percent increase over the same period in the prior fiscal year. Companion diagnostic revenue benefited in the second fiscal quarter from the recently announced diabetes partnership with Sanofi SA.

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Operating income was $55.6 million, an increase of 22 percent from the prior year period. Operating income increased meaningfully compared to the same period in the prior year even with the increased investments in research and development of new products and sales and marketing initiatives for the Company’s current products.

•	Net income for the second fiscal quarter was $35.0 million, an increase of 24 percent over the $28.3 million reported in same period of the prior year.

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During the quarter the Company repurchased 1.2 million shares or $33.7 million of its common stock at an average price of $27.36 under its previously announced stock repurchase program. Second fiscal quarter diluted weighted average shares outstanding were 84.2 million as compared to 86.2 million in the same period of the prior year.

•	The Company ended the quarter with $468.3 million in cash, cash equivalents and marketable investment securities, an increase of 9 percent over the $428.3 million cash balance at December 31, 2011.

Year-to-Date Performance

•	Total revenue for the first half of fiscal 2013 was $282.6 million, an increase of 21 percent over the $233.3 million reported for the first half of fiscal 2012.

•	Operating income for the first half of fiscal 2013 was $104.2 million, an increase of 20 percent over the $86.9 million reported for the same period of the prior year.

•	Net income for the first half of fiscal 2013 equaled $65.2 million, an increase of 22 percent over the $53.4 million in the first half of the prior year.

•	In the first half of fiscal 2013, diluted earnings per share increased 26 percent to $0.78 compared to $0.62 for the same period in the prior year.

Business Highlights during the Second Quarter of Fiscal 2013

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Announced a major research partnership between Myriad RBM, a wholly owned subsidiary of Myriad, and Sanofi SA to perform protein biomarker research for the Outcome Reduction with Initial Glargine Intervention (ORIGIN) study with the goal of identifying biomarker profiles that may optimize treatment of pre-diabetic and early diabetic patients.

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Presented data at the San Antonio Breast Cancer Symposium demonstrating Myriad’s HRD test accurately predicted which patients with triple negative breast cancer will respond to platinum-based combination therapies.

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Presented data at the Annual Meeting of the Society of Urological Oncology demonstrating that the Prolaris® test significantly predicts biochemical recurrence in prostate cancer patients treated with radiation therapy.

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Initiated the development of a new prostate cancer diagnostic product to be used in conjunction with prostate biopsies to determine if a patient has prostate cancer even if the biopsy has provided a negative result. False negative results occur in 25 percent to 30 percent of the approximately one million biopsies performed in the United States each year.

Myriad Announces New $200 Million Share Repurchase Program

Myriad is also announcing today that its Board of Directors has authorized a new $200 million stock repurchase program. “This decision is reflective of Myriad Genetics commitment to maintaining a balanced capital deployment strategy” said Jim Evans, Chief Financial Officer of Myriad Genetics, Inc.

Repurchases under the $200 million authorization will be made through open market or privately negotiated purchases as determined by the Company’s management. The amount and timing of stock repurchases will depend on business and market conditions, stock price, trading restrictions, acquisition activity and other factors.

Fiscal Year 2013 Outlook

The Company is tightening its revenue expectations for fiscal year 2013 financial performance. Total revenue is now expected to be in a range of $575 million to $585 million, an increase to the lower end of the previous guidance range of $570 million to $585 million. This represents 16 percent to 18 percent growth over our prior fiscal year. The Company is also increasing its guidance for fiscal year 2013 diluted earnings per share to $1.55 to $1.58, up from the previous guidance of $1.50 to $1.55 per share. The new range represents 19 percent to 21 percent growth over fiscal year 2012 diluted EPS. These projections are forward looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal 2013 second quarter financial results.

Conference Call and Webcast

A conference call will be held on Tuesday, February 5, 2013, at 4:30 p.m. Eastern Time to discuss Myriad’s financial results for the second fiscal quarter of 2013. The dial-in number for domestic callers is (800) 732-6870. International callers may dial (212) 231-2900. All callers will be asked to reference reservation number 21645936. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be available through a live Webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess risk of disease progression and recurrence. Myriad’s portfolio of molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a commitment to improving an individual’s decision making process for monitoring and treating disease. Myriad is focused on strategic directives to introduce new products, including companion diagnostics, as well as expanding internationally. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s continued strong financial performance; the Company’s dedication to driving revenue growth based on its three major strategic initiatives; the ability of the Company’s HRD test to accurately predict patients with triple negative cancer response to platinum based combination therapies; the ability of the Company’s Prolaris test to significantly predict biochemical recurrence in prostate cancer patients treated with radiation therapy; the Company’s plans to develop a new prostate cancer diagnostic product to be used in conjunction with prostate biopsies; potential repurchases of common stock under the Company’s new $200 million dollar stock repurchase program; the Company’s fiscal year 2013 financial guidance under the caption “Fiscal Year 2013 Outlook;” and the Company’s strategic directives under the caption “About Myriad Genetics”. These “forward-looking statements” are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; risks related to changes in the governmental or private insurers reimbursement levels for our tests; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities; risks related to public concern over our genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; the development of competing tests and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Molecular diagnostic testing	$140,651	$117,610	$267,919	$221,579
Companion diagnostic services	8,489	5,201	14,658	11,684

Total revenue	149,140	122,811	282,577	233,263
Costs and expenses:
Cost of molecular diagnostic testing	15,566	12,815	29,498	24,115
Cost of companion diagnostic services	4,318	3,302	7,713	6,364
Research and development expense	14,107	10,243	25,507	18,748
Selling, general, and administrative expense	59,563	50,986	115,691	97,100

Total costs and expenses	93,554	77,346	178,409	146,327

Operating income	55,586	45,465	104,168	86,936
Other income (expense):
Interest income	1,385	1,382	2,753	1,856
Other	14	(64)	(114)	(205)

Total other income	1,399	1,318	2,639	1,651
Income before income taxes	56,985	46,783	106,807	88,587
Income tax provision (benefit)	21,949	18,487	41,635	35,193

Net income	$35,036	$28,296	65,172	53,394

Earnings per share:
Basic	$0.43	$0.33	$0.80	$0.63
Diluted	$0.42	$0.33	$0.78	$0.62
Weighted average shares outstanding
Basic	81,692	84,498	81,632	84,870
Diluted	84,240	86,231	84,091	86,602

Condensed Consolidated Balance Sheets (Unaudited)

	Dec. 31, 2012	Jun. 30, 2012
(In thousands)
Cash, cash equivalents, and marketable investment securities	$468,269	$454,224
Trade receivables, net	75,564	60,441
Other receivables	988	2,660
Inventory	10,467	11,574
Prepaid expenses	2,327	1,713
Equipment and leasehold improvements, net	27,285	24,231
Note receivable	20,333	19,000
Other assets	8,000	8,000
Intangibles, net	13,719	15,722
Goodwill	56,850	56,850
Deferred tax assets	33,944	36,220

Total assets	$717,746	$690,635
Accounts payable and accrued liabilities	$42,767	$42,913
Deferred revenue	2,721	2,054
Uncertain tax benefits	10,138	10,008
Stockholders’ equity	662,120	635,660

Total liabilities and stockholders’ equity	$717,746	$690,635